UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2004

SS&C Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28430	06-1169696

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

80 Lamberton Road, Windsor, CT		06095

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 298-4500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURE

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     The board of directors of SS&C Technologies, Inc. (“SS&C”) elected Normand A. Boulanger, age 42, president and chief operating officer of SS&C on October 18, 2004. William C. Stone resigned as president on the same date but remains chairman of the board of directors and chief executive officer.

     Mr. Boulanger has served as executive vice president and chief operating officer of SS&C since October 2001. Prior to that, Mr. Boulanger served as SS&C’s senior vice president, SS&C Direct from March 2000 to September 2001, vice president, SS&C Direct from April 1999 to February 2000, vice president of professional services for the Americas, from July 1996 to April 1999, and director of consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as director of investment operations for The Travelers, now a Citigroup organization, from September 1986 to March 1994.

     The compensation committee of the board of directors granted Mr. Boulanger an option to buy 50,000 shares of SS&C’s common stock at an exercise price of $17.85 per share, the closing sale price of SS&C’s common stock on the Nasdaq National Market on the date of Mr. Boulanger’s election. The option vests in accordance with SS&C’s standard vesting schedule: one fourth (1/4) on the first anniversary of the date of grant and one thirty-sixth (1/36) monthly thereafter until fully vested. The compensation committee also approved an increase in Mr. Boulanger’s annual salary to $350,000 in connection with his promotion.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SS&C TECHNOLOGIES, INC.
Date: October 20, 2004	By:	/s/ Patrick J. Pedonti
Patrick J. Pedonti
Senior Vice President and Chief Financial Officer